UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 18, 2009

URBAN BARNS FOODS INC.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation or organization)

333-145897
Commission File Number

Office 404 – 4th Floor, Albany House
324-326 Regent Street
London, UK, W1B 3HH
(Address of principal executive offices)

Registrant’s telephone number, including area code: 702-993-6122

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02  Departure of Directors or Certain Officers; Appointment of Certain Officers and Directors

On November 18, 2009, Urban Barns Foods Inc. (the “Company”, “us”, “we”, “our”) accepted the resignation of Deniz Hassan as the Company’s President and Chief Executive Officer.  Mr. Hassan’s resignation was not due to any disagreements with the Company and Mr. Hassan remains one of the Company’s directors as well as its Chief Financial Officer.

Also on November 18, 2009 the Company accepted Jacob “Jack” Benne’s consent to act as the Company’s Chief Executive Officer, President and one of the Company’s directors.  Consequently, the total number of directors on the Company’s board of directors was increased to 4.

Mr. Benne is one of the shareholders of Urban Barns Foods Inc., a privately held Alberta company with which we have entered into a binding letter of intent regarding a share exchange.  If the share exchange closes, Mr. Benne, or his designees, will be issued 5,000,000 shares of our common stock.

Other than the above, there are no transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transactions, in which the Company was or is to be a participant and the amount involved exceeds $ 120,000 or one percent of the average of the smaller reporting company's total assets at year end for the last two completed fiscal years, and in which Mr. Benne had or will have a direct or indirect material interest.

Business Experience:

In 1960 Mr. Benne graduated from the Dutch Agricultural College, Holland, where he established his first greenhouse entrepreneurial enterprise in 1963. He immigrated to Canada in 1981 and built and managed greenhouse facilities, which eventually grew to the current thirty-four acre facility under his leadership. For the last 23 years he has operated Bevo Farms Ltd., which was listed publicly on the TSX-v exchange in Canada as Bevo Agro Inc. in 2000. Since that time, Mr. Benne has served as the President and CEO and built Bevo Agro Inc. into North America’s leading provider of propagated plants, with annual sales of more than $16,000,000 CDN.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 18, 2009	Urban Barns Foods Inc.
(Registrant)

	By:	/s/ Jacob Benne
Jacob Benne Director, President and Chief Executive Officer